EXHIBIT 99.1
NEWS RELEASE



        FLEXIBLE SOLUTIONS REPORTS SECOND QUARTER 2005 FINANCIAL RESULTS (Q2 REVENUES UP BY 240% - A ONE-TIME NON-CASH OPTIONS EXPENSE TAKEN)

    A CONFERENCE CALL IS SCHEDULED FOR FRIDAY, AUGUST 12 AT 11:30 A.M. EASTERN TIME, AND 8:30 AM PACIFIC TIME.

VICTORIA, CANADA., AUGUST 12, 2005 - FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (AMEX: FSI, FRANKFURT: FXT), the developer and manufacturer of biodegradeable and environmentally safe water and energy conservation technology, as well as anti-scalant bio-polymers today announces the second quarter results for the period ended June 30, 2005.

Sales in the second quarter were up substantially to $1,868,133 compared with $547,761 in the corresponding period a year ago, resulting in a net loss of $ 478,317 (see non-cash expenses totaling $643,233 below), or $(0.04) per basic average weighted share, compared with a net loss of $ 327,289, or $(0.03) per basic weighted average share, in the second quarter 2004. Basic weighted average shares used in computing per share amounts for the quarters were 12,675,837 and 11,819,916 respectively.

Cash flow from operating activities was also up significantly to $164,916, or $0.01 per share, as compared with $(83,399), or $(0.01) per share in the year ago period. The difference in net income versus cash flow, in this quarter, was the result of non-cash items such as depreciation $162,983 and option expenses $480,250. Furthermore, cash flow for the first six months of 2005 was $410,617 compared with $(257,373) in the corresponding period of 2004.

"Sales from all product lines contributed to the strong numbers for second quarter" says CEO Dan O'Brien. "Furthermore, the elimination of the Company's debt in Q2 will add approximately $31,000 to operating cash flow each quarter beginning third quarter 2005. These strong second quarter financial results, including our second straight reporting period of positive operating cash flow, shows that the Company is solidly positioned for growth."

CEO Dan O'Brien and CFO Fred Kupel will host a conference call for members of the investment community at 11:30 am Eastern time (8:30pm Pacific time), on Friday, August 12, 2005. For information on how to join the call, please contact Ben Seaman at (250) 477-9969 or (800) 661-3560 or ben@flexiblesolutions.com. There will be a limit to the number of callers who may participate.

                      FLEXIBLE SOLUTIONS INTERNATIONAL INC.
                             Selected Financial Data
                  For 3 Months Ended June 30, 2005 (Un-audited)
                                                                    2005            2004
                                                                    ----            ----
Sales                                                               $1,868,133      $547,761
Net Income (loss)                                                   $(478,317)      $(327,289)
Net Income (loss) per Common share - Basic                          $(0.04)         $(0.03)
Operating Cash Flow (loss)- excluding non-cash expenses             $164,916        $(83,399)
Operating Cash Flow per share                                       $0.01           $(0.01)
Weighted Avg. Shares used in computing per share amounts - Basic    12,675,837      11,819,916


ABOUT FLEXIBLE SOLUTIONS INTERNATIONAL:
Flexible Solutions International Inc. (www.flexiblesolutions.com), based in Victoria, British Columbia, Canada, is the developer and manufacturer of WaterSavr, the world's first commercially viable water evaporation retardant. FSI is an environmental technology company specializing in energy and water conservation products for drinking water, agriculture, industrial markets and swimming pools throughout the world. WaterSavr reduces evaporation by up to 30% on reservoirs, lakes, aqueducts, irrigation canals, ponds and slow moving rivers. Heatsavr, a "liquid blanket" evaporation retardant for the commercial swimming pool and spa markets, also reduces humidity and lowers water heating costs, resulting in energy savings of 15% to 40%. The Company's Ecosavr product targets the residential swimming pool market. The Company's NanoChem Solutions, Inc., subsidiary specializes in environmentally friendly

"green chemistry" water soluble products utilizing thermal polyaspartate (TPA) biopolymers, beta-proteins manufactured from the common biological amino acid, L-aspartic acid.

SAFE HARBOR PROVISION:
The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Vancouver, BC Office                                                Head Office
Jens Biertumpel                                                     Jason Bloom
Tel: 604.682.1799                      Tel:  (250) 477.9969 Fax: (250) 477.9912
                                       Email:  info@flexiblesolutions.com
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information on our website, by email or in person

If you have received this news release by mistake or if you would like to be removed from our update list please reply to: ben@flexiblesolutions.com

For more information about Flexible Solutions and its products please visit WWW.FLEXIBLESOLUTIONS.COM
-------------------------


FLEXIBLE SOLUTIONS INTERNATIONAL INC.
615 Discovery Street
Victoria  BC  V8T 5G4
Tel: 250.477.9969  fax: 250.477.9912
Toll free: 800.661.3560